EXHIBIT 99.1


Press Release

Zoom Technologies Selects Silicon Valley Bank and Secures New Line of Credit

Boston, MA, March 22, 2005 - Zoom Technologies, Inc. (NASDAQ: ZOOM) announced today that it has selected Silicon Valley Bank, the primary banking subsidiary of Silicon Valley Bancshares (NASDAQ:SIVB), for its primary banking relationship, including the establishment of a $2.0 million line of credit for working capital purposes.

"Silicon Valley Bank is a good fit with Zoom's business and plans," said Robert Crist, Zoom's VP Finance and Chief Financial Officer. "We are pleased to have a line of credit in place, though we have no immediate plans to use it."

"We take pride in our continued relationships with leading communications technology companies, in Boston and around the country, like Zoom," said Irina Case, senior relationship manager, Silicon Valley Bank. "Our mission is to help emerging and established technology companies, such as Zoom, succeed by providing the diversified financial services that will help them grow and prosper."

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

About Zoom Technologies

Zoom Technologies, Inc. designs and produces Voice over IP Gateways, DSL modems, cable modems, dial-up modems, Bluetooth products, and other communications products under the Zoom, Hayes and Global Village brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see: www.zoom.com


For additional information contact:
Robert Crist or
Zoom Investor Relations
617.423.1072
investor@zoom.com